Exhibit 99.1 NASDAQ:GFED www.gbankmo.com For Immediate Release

Contacts:               Shaun A. Burke, President and CEO or Carter M. Peters, CFO

2144 E Republic Road, Suite F200

Springfield, MO 65804

417-520-4333

Guaranty Federal Bancshares, Inc. ANNOUNCES

Preliminary FIRST QUARTER 2018 financial results

SPRINGFIELD, MO – (April 19, 2018) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), (the “Company”), today announces the following preliminary results for the first quarter ended March 31, 2018.

First Quarter Highlights

Financial Condition – March 31, 2018 versus December 31, 2017

●	Total assets grew $12.6 million (2%) to $807 million.
●

Total gross loans increased $7.2 million (1%). The Company has experienced growth in the construction and commercial and industrial categories, offset by declines in multi-family and other commercial non-owner occupied credits.

●	Total deposits increased $25.6 million (4%), primarily due to the Company’s efforts to grow commercial deposits and public funds.
●	The Company reduced its reliance on wholesale funding by reducing FHLB advances by $13.7 million (15%).
●	Nonperforming assets declined $464,000 (5%) to $9.8 million, which was 1.21% as a percentage of total assets.
●	Tangible book value per share increased $0.12 (1%) to $17.22 at March 31, 2018.

Operating Results – First quarter ended March 31, 2018 versus the same quarter in 2017

●	One-time merger costs associated with the Company’s recent acquisition (further described below), were $228,000 during the first quarter.
●

Net income available to common shareholders for the quarter was $1,356,000 as compared to $1,429,000 in the first quarter of 2017. Diluted earnings per common share was $.30 for the quarter as compared to $.32 earned during the first quarter of 2017.

●	Return on average assets decreased to .70% compared to 0.80% for the first quarter of 2017.
●	Return on average equity decreased to 7.25% compared to 8.12% for the first quarter of 2017.
●

Efficiency ratio increased to 74.50% primarily due to the Company’s investment in new facilities, equipment and technologies associated with a new state-of-the-art headquarters that also includes a modern, full-service banking center. As noted above, merger costs were another significant factor for the increase in expenses. Excluding merger costs, efficiency ratio would have been 71.40% for the quarter.

Additional Information on the Acquisition of Hometown Bancshares, Inc.

●

On April 2, 2018, the Company completed its acquisition of Carthage, Missouri-based Hometown Bancshares, Inc. ("Hometown"), the parent of Hometown Bank, National Association. As a result of the transaction, Hometown Bank, National Association is now a wholly owned subsidiary of the Company. The transaction increases the Company’s total assets to approximately $989 million, based on preliminary information as of March 31, 2018.

Select Quarterly Financial Data

Below are selected financial results for the Company’s first quarter of 2018, compared to the fourth quarter of 2017 and the first quarter of 2017.

	Quarter ended
	March 31,	December 31,	March 31,
	2018	2017	2017
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$1,356	$419	$1,429

Diluted income per common share	$0.30	$0.09	$0.32
Common shares outstanding	4,403,965	4,379,225	4,374,725
Average common shares outstanding , diluted	4,466,786	4,456,539	4,420,023

Annualized return on average assets	0.70%	0.23%	0.80%
Annualized return on average equity	7.25%	2.22%	8.12%
Net interest margin	3.28%	3.12%	3.34%
Efficiency ratio	74.50%	75.99%	64.74%

Tangible common equity to tangible assets	9.40%	9.35%	9.77%
Tangible book value per common share	$17.22	$17.10	$16.34
Nonperforming assets to total assets	1.21%	1.28%	1.58%

The following key issues contributed to the first quarter operating results as compared to the same quarter in 2017 and the financial condition results compared to December 31, 2017:

Interest income – Total interest income increased $1,185,000 (18%) during the quarter. The average balance of interest-earning assets increased $66.1 million (10%), while the yield on average interest earning assets increased 28 basis points to 4.32%. The increase is primarily due to higher loan balances and loan yields compared to the same quarter in 2017. The average balance of loans increased $73.1 million and the yield on loans increased 21 basis points to 4.66% for the quarter when compared to the same quarter in 2017.

Interest expense - Total interest expense increased $752,000 (64%) during the quarter. The average balance of interest-bearing liabilities increased $49.6 million (8%), while the average cost of interest-bearing liabilities increased 42 basis points to 1.23%. The increase in asset growth opportunities and liquidity pressures among most institutions in our market have created significant competitive pressures on deposit rates. To fund its asset growth and maintain prudent liquidity levels going forward, the Company will continue to utilize a cost effective mix of retail and commercial core deposits along with non-core, wholesale funding.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $225,000 during the quarter, a decrease from the $475,000 recognized during the prior year quarter. The provision for the quarter was primarily due to the increased reserves needed on growing loan balances for construction lending and various reserves on a few specific problem credits.

At March 31, 2018, the allowance for loan losses of $7.1 million was 1.10% of gross loans outstanding (excluding mortgage loans held for sale), representing a decrease from the 1.12% as of December 31, 2017. Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Non-interest income – Non-interest income increased $90,000 (7%) during the quarter compared to the same quarter in 2017. This was primarily due to the Company’s increased income from sales of Small Business Administration (“SBA”) and increased service charges on deposit accounts. For the quarter, gains on sales of SBA loans increased $40,000 and service charges on deposit accounts increased $50,000.

Non-interest expense – Non-interest expenses increased $1.1 million (24%) over the prior year quarter due to a few significant factors discussed below. Generally, the Company’s expansion efforts have resulted in an increase in both compensation and occupancy expense. Management believes these investments are critical in driving long-term growth and profitability in today’s competitive environment.

Salaries and employee benefits increased $316,000 for the quarter. First, this is partially attributable to an increase of $188,000 for the Company’s increased expansion in the Joplin, Missouri market (including new mortgage producers) and increases in areas such as operations and information technology. The Company has also experienced an $87,000 increase in employee benefits for Company paid contributions into employee health savings accounts and restricted stock compensation expense due to strong Company results.

Occupancy expenses increased $284,000 for the quarter primarily due to the Company’s move to a new headquarters discussed above. Lease expense on the new facility began in January 2018 and total expense was $155,000 for the quarter. There was also an increase in furniture and equipment depreciation (which was primarily due to the new facility) of $83,000 for the quarter when compared to the same quarter in 2017.

Due to the Company’s acquisition of Hometown (as discussed above), $228,000 of merger costs were incurred during the quarter. These costs were comprised of legal and investment advisory fees.

Other expense increased $130,000 when compared to the same quarter in 2017 primarily due to an increase of $35,000 for legal expense and an increase of $28,000 for loan origination expenses.

Provision for income taxes – The decrease in the provision for income taxes for the quarter is primarily due to the reduction in taxable income and federal tax rates as a result of the Tax Cuts and Jobs Act signed into law on December 22, 2017.

Capital – At March 31, 2018, stockholders’ equity increased to $75.8 million compared to $74.9 million at December 31, 2017. Net income for the quarter exceeded dividends declared by $823,000. On a per common share basis, stockholders’ equity increased to $17.22 at March 31, 2018 as compared to $17.10 as of December 31, 2017.

From a regulatory capital standpoint, all capital ratios for the Bank remain strong and above regulatory requirements.

Asset quality – The Company’s nonperforming assets decreased to $9.8 million as of March 31, 2018 as compared to $10.2 million as of December 31, 2017. Nonperforming assets as a percentage of total assets decreased to 1.21% as of March 31, 2018 as compared to 1.28% as of December 31, 2017.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains on sales of available-for-sale securities
●	Gains on sales of SBA loans
●	Gains and losses on foreclosed assets held for sale
●	Provision for loan loss expense
●	Provision for income taxes
●	Merger costs

A reconciliation of the Company’s net income to its operating income for the quarters ended March 31, 2018 and 2017 is set forth below.

	Quarter ended
	March 31,
	2018	2017

	(Dollar amounts are in thousands)

Net income	$1,356	$1,429

Add back:
Provision for income taxes	293	503
Income before income taxes	1,649	1,932

Add back/(subtract):
Net gain on investment securities	(3)	-
Gain on sale of SBA loans	(171)	(130)
Net gains on foreclosed assets held for sale	(44)	(38)
Merger costs	228	-
Provision for loan losses	225	475
	235	307
Operating income	$1,884	$2,239

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has eleven full-service branches in Greene, Christian and Jasper Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 24,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com. The new subsidiary, Hometown Bank, National Association (N.A.), is headquartered in Carthage, Missouri, and has seven full-service branches in Jasper, Newton and McDonald Counties. For more information, visit the Hometown Bank website: www.ehometownbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:

Operating Data:	Quarter ended
	March 31,
	2018	2017
	(Dollar amounts are in thousands, except per share data)
Total interest income	$7,956	$6,771
Total interest expense	1,925	1,173
Net interest income	6,031	5,598
Provision for loan losses	225	475
Net interest income after provision for loan losses	5,806	5,123
Noninterest income	1,319	1,229
Noninterest expense	5,476	4,420
Income before income taxes	1,649	1,932
Provision for income taxes	293	503
Net income	$1,356	$1,429
Net income per common share-basic	$0.31	$0.33
Net income per common share-diluted	$0.30	$0.32
Annualized return on average assets	0.70%	0.80%
Annualized return on average equity	7.25%	8.12%
Net interest margin	3.28%	3.34%
Efficiency ratio	74.50%	64.74%

Financial Condition Data:
	As of
	March 31,	December 31,
	2018	2017
Cash and cash equivalents	$40,034	$37,407
Investments	81,958	81,495
Loans, net of allowance for loan losses 3/31/2018 - $7,103; 12/31/2017 - $7,107	638,739	631,527
Other assets	46,294	44,031
Total assets	$807,025	$794,460

Deposits	$632,999	$607,364
Advances from correspondent banks	80,600	94,300
Subordinated debentures	15,465	15,465
Other liabilities	2,127	2,440
Total liabilities	731,191	719,569
Stockholders' equity	75,834	74,891
Total liabilities and stockholders' equity	$807,025	$794,460
Equity to assets ratio	9.40%	9.43%
Tangible book value per common share	$17.22	$17.10
Nonperforming assets	$9,780	$10,244